Exhibit 10.1

AGREEMENT

This letter agreement (this “Agreement”) is made and entered into as of July 31, 2026 (the “Effective Date”) by and between AVAX One Technology Ltd. (formerly known as AgriFORCE Growing Systems Ltd., and referred to in the Note as “AgriFORCE Growth Systems Ltd.”), a British Columbia corporation (the “Company”), and _______________________ (the “Holder” and, together with the Company, the “Parties”).

This Agreement is entered into for the purpose of, among other things, (i) confirming the terms pursuant to which the Company has agreed to repay, and the Parties have agreed to cancel, that certain 5% Coupon, 10% Original Issue Discount Senior Secured Convertible Debenture, originally issued on January 2, 2026 (the “Note” or “Debenture”), in the original principal amount of $_____________, and (ii) waiving the Specified Breach (as defined below) under the Note, effective upon the Holder’s receipt of the Payoff Amount (as defined below). Reference is made to that certain Securities Purchase Agreement, dated as of January 16, 2025, among the Company and the purchasers signatory thereto, including the Holder (as amended, modified or supplemented from time to time, the “SPA”). The Note was originally issued to the Holder pursuant to the Holder’s exercise of its Required Holders’ Additional Investment right set forth in Section 2.4(a) of the SPA. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the SPA or the Note, as applicable.

WHEREAS, Jolie Kahn has ceased to serve as Chief Executive Officer of the Company, and such departure constitutes a breach of Section 7(i) of the Note (the “Specified Breach”);

WHEREAS, the Company has changed its corporate name from AgriFORCE Growing Systems Ltd. to AVAX One Technology Ltd.;

WHEREAS, the Company desires to have the Specified Breach under the Note waived by the Holder, and the Holder is willing to grant such waiver in exchange for, and in consideration of, the repayment of the Note and the other agreements set forth herein; and

WHEREAS, to effect such waiver, the Parties agree to the covenants and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Waiver of Specified Breach; Release of Related Claims.

(a) Effective upon, and subject to, the Holder’s receipt of the Payoff Amount in full in accordance with Section 2, the Holder hereby irrevocably waives the Specified Breach, including any obligation of the Company to pay any previously requested Event of Default payment, Mandatory Default Amount or Event of Default Redemption Price related to the Specified Breach.

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In furtherance of the foregoing, and effective upon, and subject to, the Holder’s receipt of the Payoff Amount in full, the Holder, on behalf of itself and its successors and assigns (the “Holder Releasing Parties”), hereby forever, fully, unconditionally and irrevocably waives and releases the Company and each of its successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents (collectively, the “Company Releasees”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, arising solely and directly out of the existence of the Specified Breach itself (collectively, the “Company Claims”). The Holder, on behalf of the Holder and each of the other Holder Releasing Parties, further agrees that it shall not, and it shall cause each of the other Holder Releasing Parties to not, commence, institute, assist or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to prosecute, collect or enforce any Company Claim. Notwithstanding anything to the contrary in this paragraph, the Company Claims do not include, and the Holder does not release, waive, or impair, any right, claim, remedy or defense of the Holder or any Holder Releasing Party (i) to receive payment of, or conversion or delivery of Conversion Shares in respect of, any principal, interest, redemption amounts or other amounts owing under the Note or any other Transaction Document; (ii) arising from any failure by the Company to perform or comply with any of its obligations under the Note or any other Transaction Document (including any failure to make any payment when due or to timely deliver Conversion Shares), whether occurring before, on or after the date hereof; (iii) arising from any Event of Default other than the Specified Breach; (iv) in respect of the Holder’s security interests in, control over, or other rights with respect to the Blocked Account or any other collateral; or (v) arising from the fraud, willful misconduct or bad faith of any Company Releasee. For the avoidance of doubt, no failure by the Company to make any payment or deliver any Conversion Shares, and no other breach by the Company of its obligations under the Transaction Documents, shall be deemed a Company Claim or released hereunder by reason of being related to, connected with, or arising out of the Specified Breach.

(b) This waiver is limited precisely as written, relates solely to the Specified Breach, and shall not be construed as a waiver of any other breach of the Company’s obligations under the Note, including with respect to any other Event of Default (or any other event that with the passage of time or the giving of notice would constitute an Event of Default), whether now existing or hereafter arising, or as a continuing waiver of Section 7(i) of the Note (as amended hereby).

2. Repayment of Funded Principal and Accrued Interest; Cancellation of Unfunded Principal. Within one Business Day following the Effective Date, the Company shall pay to the Holder $_______________ (the “Payoff Amount”), which represents (a) 110% of the outstanding funded principal amount of the Note immediately prior to the Effective Date and (b) all accrued interest thereon immediately prior to the Effective Date. The Payoff Amount shall be delivered by the Company to the Holder by wire transfer of immediately available funds to the account specified, and otherwise pursuant to the instructions provided to, the Company by the Holder, in full satisfaction of the Company’s obligations to the Holder under the Note as of the Effective Date. If the Holder does not receive the Payoff Amount in full within three (3) Business Days following the Effective Date, then, at the Holder’s election, this Agreement (including the waiver and release set forth in Section 1) shall be null and void ab initio, and the rights, obligations, claims and demands of the Parties under the Note and the other Transaction Documents shall be reinstated in full as if this Agreement had never been executed. All principal amounts of the Note that remain unfunded as of the Effective Date are hereby unconditionally and irrevocably cancelled, and the Parties shall have no further rights or obligations in respect thereof. Upon the Holder’s receipt of the Payoff Amount, notwithstanding anything to the contrary in the Transaction Documents, including the Note, the Note shall be deemed fully and irrevocably satisfied, discharged, cancelled and released, and the Parties acknowledge and agree that they shall have no rights or obligations thereunder or with respect thereto, in each case, without any further action by either of the Parties; provided, however, that, within two (2) Business Days following the Holder’s receipt of the Payoff Amount, the Holder shall deliver to the Company the original Note marked ‘CANCELLED,’ (or, if the original Note cannot be located, a customary lost note affidavit and indemnity in lieu thereof), shall release and terminate any liens or security interests granted to it under the Transaction Documents in connection with the Note, solely to the extent securing the Note (and without affecting any lien, security interest or other right securing any other obligation under the Transaction Documents), and shall promptly execute and deliver such other documents as the Company may reasonably request to evidence such release, in each case at the Company’s sole cost and expense and without recourse to, or any representation, warranty or liability of, the Holder. In furtherance of, and without limiting, the foregoing, upon the Holder’s receipt of the Payoff Amount, the Note shall be immediately cancelled, terminated and of no further force or effect. For the avoidance of doubt, except as expressly set forth herein, nothing in this Agreement amends, waives, terminates or otherwise affects any of the rights or obligations of the Parties under the SPA, the Warrants or any other Transaction Document (other than the Note), each of which remains in full force and effect in accordance with its terms.

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3. Release; Non-Disparagement.

(a) In further consideration of the Holder’s execution of this Agreement, the Company, on behalf of itself and its successors, assigns, parents, subsidiaries, Affiliates, officers, directors, employees, agents and attorneys, hereby forever, fully, unconditionally and irrevocably waives and releases the Holder and each of its successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents (collectively, the “_________ Releasees”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by any _________ Releasee with respect to the Transaction Documents, the transactions contemplated thereby or any enforcement or attempted enforcement of the Transaction Documents by any _________ Releasee and any transactions in the Common Stock effected by any _________ Releasee (collectively, the “_________ Claims”). The Company further agrees that it shall not commence, institute, assist or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to prosecute, collect or enforce any _________ Claim. Notwithstanding anything to the contrary in any of the Transaction Documents, the Company will promptly reimburse the Holder for all costs and expenses, including attorney’s fees, paid or incurred, in defending against any _________ Claims.

(b) The Company, on behalf of itself, its subsidiaries, and each of their respective officers, directors, employees, representatives and agents, agrees that it will not at any time make, publish or communicate to any Person any Disparaging (as defined below) remarks, comments or statements concerning the _________ Releasees. For purposes of this Agreement, “Disparaging” remarks, comments or statements are those that impugn, or threaten to impugn, the character, honesty, integrity, morality, legality, business acumen or abilities of the individual or Person being disparaged. Disparaging remarks shall expressly include, but not be limited to, any suggestion that the Holder violates or operates in contravention of federal or state securities laws, that its agreements are void or invalid, or any other remark, comment or statement that undermines the Holder’s reputation (whether made or given orally, in writing, in any digital medium, in any filing with any Governmental Entity or in any other manner to any Person). The Company further agrees that it shall be jointly and severally liable under this Section 3(b) for any Disparaging remarks, comments or statements of its officers, directors and/or employees.

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4. 8-K Filing; Cleansing. Notwithstanding Section 10 of the Note, the Company shall, by no later than 5:00pm., New York City time, on the third Business Day following the Effective Date of this Agreement, file a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby to the extent required, and attaching a form of this Agreement (with the name of the Holder and its Affiliates redacted) as an exhibit thereto (the “8-K Filing”). Immediately following the filing of the 8-K Filing, the Holder shall not be in possession of any material, non-public information received from the Company or any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents that is not disclosed in the 8-K Filing. The Company shall not, and shall cause its officers, directors, employees, affiliates and agents not to, provide the Holder with any material, non-public information regarding the Company from and after the filing of the 8-K Filing without the express written consent of the Holder. The Company shall not disclose the name of the Holder in any filing, announcement, release or otherwise, unless such disclosure is required by law, rule or regulation or unless the Holder otherwise consents in writing.

5. Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Holder.

6. Interpretation; Notices; Governing Law. Section 9(a) (Notices), Section 9(d) (Governing Law), Section 9(f) (Severability) and Section 9(i) (Headings) of the Debenture shall apply to this Agreement mutatis mutandis.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered to the other party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument. Such counterparts may be delivered by facsimile or other electronic transmission and may be executed by electronic signature complying with the U.S. federal ESIGN Act of 2000 (including by DocuSign or similar service), which shall not impair the validity thereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

AVAX ONE TECHNOLOGY LTD.

By:
Name:	Peter J. Wylie Jr.
Title:	Interim CEO

By:
Name:
Title:

[Signature page to Letter Agreement (Repayment and Waiver of Debenture)]